Exhibit 99.1

For release: February 23, 2016	Contact: Brian Dingerdissen
Chief of Staff
O: 610.645.1191
BJDingerdissen@AquaAmerica.com

Donna Alston
Manager, Communications
O: 610.645.1095
M: 484.368.4720
DPAlston@AquaAmerica.com

AQUA AMERICA REPORTS EARNINGS FOR 2015

•	Revenues increased 4.4 percent to $814.2 million

•	Adjusted income from continuing operations per share (non-GAAP financial measure) increased 5 percent to $1.26 per share in 2015 (excluding joint venture impairment charge) vs. $1.20 in 2014

•	2015 acquisitions and organic growth added approximately 17,750 customer connections

Bryn Mawr, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the fourth quarter and year ended Dec. 31, 2015.

Full-year Operating Results

Revenues increased to $814.2 million, or 4.4 percent in 2015, compared to $779.9 million in 2014. Customer growth in the regulated business and year-over-year growth in market-based activities accounted for approximately 64 percent of the total increase. Regulated rates and surcharges contributed approximately 20 percent, with higher usage and other factors contributing the remaining 16 percent increase.

In 2015, operations and maintenance expenses were $309.3 million, compared to $288.6 in 2014. Regulated and market-based acquisitions accounted for 5.2 percent of the 7.2 percent increase in operations and maintenance expenses. Management expects same-system operations and maintenance expenses to increase by 1 to 2 percent for 2016.

Aqua reported adjusted income from continuing operations (a non-GAAP financial measure) of $223.2 million in 2015, a 4.4 percent increase compared to $213.9 million in 2014. On a per-share basis, adjusted income from continuing operations per share (a non-GAAP financial measure) was $1.26, compared to $1.20 per diluted share in the previous year. For 2015, Aqua reported income from continuing operations of $201.8 million, or $1.14 per share in 2015, compared to $213.9 million or $1.20 per diluted share in 2014.

A reduction in forecasted future raw water sales volumes, primarily resulting from lower natural gas prices and changes in natural gas industry market dynamics, led the company’s joint venture, of which Aqua is a 49 percent stakeholder, to assess the value of its pipeline assets that supply raw water to natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania. As a result, in the fourth quarter of 2015, the joint venture recognized a noncash impairment charge, with Aqua’s portion being $33.0 million ($21.4 million after-tax) which is removed from adjusted results.

“Aqua’s strong 2015 results from its regulated business represents management’s continued focus on renewing infrastructure in the communities we serve, creating efficiencies for our customers and growing Aqua’s regulated customer base through prudent acquisitions. Our strategy remains focused on growing the company by capitalizing on our core strengths in the regulated arena,” said President and Chief Executive Officer of Aqua America Christopher Franklin. “While 2015 was a historic and busy year, the management team delivered on shareholder expectations and we are excited for the future of this great company.”

Fourth Quarter Operating Results

Revenues increased to $197.1 million, or 3 percent, in the fourth quarter of 2015, compared to $191.4 million in the same quarter of 2014. Customer growth in the regulated business and growth in market-based activities accounted for more than three-quarters of the increase. Rates, surcharges and other factors accounted for the remaining portion of the 3 percent increase.

Operations and maintenance expenses were $77.9 million for the fourth quarter of 2015, compared to $74.1 in the fourth quarter of 2014. Regulated and market-based acquisitions accounted for 3.2 percent of the 5 percent increase in operations and maintenance expenses.

Adjusted income from continuing operations (a non-GAAP financial measure) was $49.9 million, which was a 1.9 percent increase compared to $49 million reported in the same quarter of 2014. On a per-share basis, adjusted income from continuing operations per share (a non-GAAP financial measure) was $0.28 for the quarter, matching results for the fourth quarter in the previous year.

For the fourth quarter of 2015, Aqua reported income from continuing operations of $28.4 million or $0.16 per share, compared to $49 million or $0.28 per share in the same quarter of 2014. Net income for the fourth quarter of 2014 includes an after-tax gain on sale of the company’s Fort Wayne, Indiana water system operations of $17.6 million (or $29.2 million pre-tax) which was reported as part of discontinued operations.

Capital Expenditures

In 2015, Aqua invested approximately $364.7 million to improve its infrastructure systems. The company expects to invest more than $350 million in 2016 and more than $1.1 billion through 2018. The capital investments made in the infrastructure of the communities Aqua serves are paramount to helping the company accomplish its mission of protecting and providing Earth’s most essential resource.

Dividend

On February 1, 2016 Aqua America’s Board of Directors declared a quarterly cash dividend of $0.178 per share of common stock. This dividend will be payable on March 1, 2016, to shareholders of record on February 12, 2016. The March dividend marks the 71st year Aqua has paid a consecutive quarterly dividend.

Rate Activity

In 2015, Aqua America’s regulated subsidiaries received rate awards and infrastructure surcharges in New Jersey, Pennsylvania (wastewater), Illinois, North Carolina, Ohio, and Texas, estimated to increase annualized revenues by approximately $8.6 million.

To date in 2016, the company’s state subsidiaries in Illinois, North Carolina, Ohio and Virginia have received rate awards or infrastructure surcharges totaling an estimated increase to annualized revenues of $4.3 million, including $1.1 million of revenues recognized under interim rates during 2015.

Acquisition Growth in Regulated Operations

In 2015, Aqua’s growth-through-acquisition program yielded the largest customer growth rate seen since 2008. The company’s successful growth initiatives included four municipal acquisitions and added 10,579 customer connections through acquisitions completed in 2015. Coupled with organic growth, the company increased its customer base by 1.9 percent with 17,747 new customer connections.

So far in 2016, Aqua has completed acquisitions in Pennsylvania and Indiana. Notably, in early January, Aqua Pennsylvania, the company’s largest subsidiary, completed the acquisition of Superior Water Company, which serves approximately 11,000 people through its five utility systems in the southeastern part of the state.

On Jan. 29, the company’s state subsidiary in Indiana acquired the assets of Wastewater One LLC’s Galena wastewater system. The system serves approximately 400 people near Greenville, Indiana.

“Our refined and enhanced growth strategy continues to see success,” said Franklin. “2015 was a step in the right direction for the growth we would like to see moving forward. We expect customer growth this year to be in the range of 1.5 to 2 percent given our current pipeline, and we are excited about some of the larger opportunities we see on the horizon that could build our customer base more substantially over the coming years.”

Financial Information

At year-end 2015, Aqua America’s weighted average cost of fixed-rate long-term debt was 4.57 percent and the company had $235 million available on its credit lines. In September, Standard & Poor’s reiterated the longstanding A+ rating and Stable Outlook for Aqua’s largest subsidiary, Aqua Pennsylvania.

2016 Guidance

•	Earnings per diluted common share of $1.30 to $1.35

•	Total customer base growth of 1.5 to 2 percent

•	Same-system operations and maintenance expenses increase of 1 to 2 percent

•	More than $350 million in capital investments; more than $1.1 billion in 2016 through 2018

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Earnings Call Information

Date: Feb. 24, 2016

Time: 10:30 a.m. ET (please dial in by 10:15 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 384711

The company’s conference call with financial analysts will take place on Wednesday, Feb. 24, 2016 at 10:30 a.m. Eastern Standard Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Feb. 24, 2016 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 384711). International callers can dial +1 719.457.0820 (pass code 384711).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Caution Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s expected same-system operations and maintenance expense increase; the company’s ability to control expenses and maintain its efficiency; the continuation of the company’s growth-through-acquisition program and the expectations for customer growth from this program; the anticipated rate filings and the estimated revenues from rate awards received; the company’s ability to refine and execute its market-based strategy and maximize shareholder return for the business unit; the expected increase in customer base for the year; the guidance range of earnings per share for the year; the anticipated amount of capital investment for the year and the next three years; and the company’s continuation of investments in strategic ventures. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure due to its financial position; housing and customer growth trends; the success of the Corporation’s joint venture in the Marcellus Shale region; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

# # #

The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following statements and tables show selected operating data for the quarter and year ended December 31, 2015 and 2014 (in thousands, except per share data) for Aqua America, Inc. and subsidiaries.

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues	$197,067	$191,389	$814,204	$779,903

Income from continuing operations	$28,434	$48,954	$201,790	$213,884

Net income attributable to common shareholders	$28,434	$66,815	$201,790	$233,239

Basic income from continuing operations per common share	$0.16	$0.28	$1.14	$1.21
Diluted income from continuing operations per common share	$0.16	$0.28	$1.14	$1.20

Basic net income per common share	$0.16	$0.38	$1.14	$1.32
Diluted net income per common share	$0.16	$0.38	$1.14	$1.31

Basic average common shares outstanding	176,480	176,660	176,788	176,864
Diluted average common shares outstanding	177,261	177,651	177,517	177,763

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2015	2014
Net property, plant and equipment	$4,688,925	$4,401,990
Current assets	128,370	152,522
Regulatory assets and other assets	923,743	852,240

Total assets	$5,741,038	$5,406,752

Total equity	$1,725,930	$1,655,383
Long-term debt, excluding current portion	1,743,612	1,560,655
Current portion of long-term debt and loans payable	52,314	77,013
Other current liabilities	140,885	148,322
Deferred credits and other liabilities	2,078,297	1,965,379

Total liabilities and equity	$5,741,038	$5,406,752

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues	$197,067	$191,389	$814,204	$779,903
Cost & expenses:
Operations and maintenance	77,856	74,121	309,310	288,556
Depreciation	31,760	31,365	125,290	123,054
Amortization	858	796	3,447	3,481
Taxes other than income taxes	11,978	12,510	55,057	50,453

Total	122,452	118,792	493,104	465,544

Operating income	74,615	72,597	321,100	314,359
Other expense (income):
Interest expense, net	19,732	19,004	76,536	76,397
Allowance for funds used during construction	(2,289)	(1,835)	(6,219)	(5,134)
(Gain) loss on sale of other assets	(130)	(129)	(468)	4
Gain on extinguishment of debt	(678)	—	(678)	—
Equity loss in joint venture	33,681	1,316	35,177	3,989

Income from continuing operations before income taxes	24,299	54,241	216,752	239,103
Provision for income taxes	(4,135)	5,287	14,962	25,219

Income from continuing operations	28,434	48,954	201,790	213,884
Discontinued operations:
Income from discontinued operations before income taxes	—	29,658	—	32,155
Provision for income taxes	—	11,797	—	12,800

Income from discontinued operations	—	17,861	—	19,355

Net income attributable to common shareholders	$28,434	$66,815	$201,790	$233,239

Income from continuing operations per share:
Basic	$0.16	$0.28	$1.14	$1.21
Diluted	$0.16	$0.28	$1.14	$1.20
Income from discontinued operations per share:
Basic	$—	$0.10	$—	$0.11
Diluted	$—	$0.10	$—	$0.11
Net income per common share:
Basic	$0.16	$0.38	$1.14	$1.32
Diluted	$0.16	$0.38	$1.14	$1.31
Average common shares outstanding:
Basic	176,480	176,660	176,788	176,864

Diluted	177,261	177,651	177,517	177,763

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Income from continuing operations (GAAP financial measure)	$28,434	$48,954	$201,790	$213,884
Plus: joint venture impairment charge (net of taxes of $11,542)	21,433	—	21,433	—

Adjusted income from continuing operations (Non-GAAP financial measure)	$49,867	$48,954	$223,223	$213,884

Income from continuing operations per common share (GAAP financial measure):
Basic	$0.16	$0.28	$1.14	$1.21
Diluted	$0.16	$0.28	$1.14	$1.20
Adjusted income from continuing operations per common share (Non-GAAP financial measure):
Basic	$0.28	$0.28	$1.26	$1.21
Diluted	$0.28	$0.28	$1.26	$1.20
Average common shares outstanding:
Basic	176,480	176,660	176,788	176,864

Diluted	177,261	177,651	177,517	177,763

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This press release includes a presentation of “adjusted income from continuing operations” and “adjusted income from continuing operations per common share.” Both of these amounts have been adjusted to exclude the effects of the Company’s share of a noncash impairment charge recognized by a joint venture.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.